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                                                                 EXHIBIT 99.(AC)

                               M. DOUGLAS CAFFEY
                                2605 St. Simons
                           Tustin, California  92680





                                 June 26, 1996


Mr. Donald Leibsker
Chairmen of the Board
Belcor Inc.
18004 Skypark Circle
Irvine, California 92714

Dear Mr. Leibsker:

     This letter (the "Letter Agreement") is to confirm our agreement regarding that certain Amended Employment Agreement, dated as of January 20, 1995 (the "Employment Agreement"), between Belcor Inc. ("Belcor") and myself, which agreement was executed in accordance with those certain resolutions of Belcor's Board of Directors dated October 20, 1994 which provided for Belcor's employment of myself for a stated compensation of either (i) a minimum cash payment of $25,000 subject to upward adjustment based upon the trading price of Belcor common stock at a specified date or (ii) the issuance of warrants to purchase up to a maximum of 500,000 shares of the common stock of Belcor at an exercise price of $.18 per share (the "Warrants"). This agreement also is executed in contemplation of the execution of that Amended and Restated Termination Agreement, dated as of June 26, 1996, between Belcor and the Rio Grande Mining Company (the "Termination Agreement") and that certain Amended and Restated Investors' Rights Agreement, dated as of June 26, 1996, between Belcor, Coastal Capital Partners, L.P., Donald Leibsker and myself (the "Investors' Rights Agreement").

     We have agreed as follows:

     1. Belcor hereby agrees that it shall, upon and subject to the occurrence of the closing of the Termination Agreement, pay to me $25,000 (the "Compensation Amount") by check or wire transfer in satisfaction of all of its obligations under the Employment Agreement.

     2. In consideration of and subject to payment of the Compensation Amount, I do hereby, except with respect to those obligations of Belcor relating to myself created by or arising out of the Investors' Rights Agreement, the Consulting and/or

Mr. Donald Leibsker
Belcor Inc.
June 26, 1996
Page 2


Retirement Agreements referred to in Section 4(o) of the Investors' Rights Agreement or the Caffey Consulting Agreement (as defined therein), release and forever discharge Belcor and its past and present parent companies, divisions, affiliates and subsidiaries (direct and indirect), predecessors, successors, assigns, partners, directors, officers, employees, agents, trustees, representatives, insurers and attorneys of and from any and all causes of action in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, losses, attorneys' fees, or costs, of any nature whatsoever, fixed or contingent, known or unknown, suspected or unsuspected, liquidated or unliquidated, which I and any person claiming derivatively through myself now have or may hereafter have against Belcor by reason of any matter, cause, or thing whatsoever arising or relating to the Employment Agreement, including without limitation on the generality of the foregoing, any and all claims, demands and causes of action that are, were, could have been or could hereafter be asserted.

     3. I expressly waive all rights and benefits which I now have or may in the future have conferred upon me by virtue of the provisions of Section 1542 of the California Civil Code or any other statute or law of similar effect with respect to the adequacy of the $25,000 payment being made by Belcor in satisfaction of all of its obligations under the Employment Agreement and the releases granted by myself in this Letter Agreement and I agree that the releases set forth in this Letter Agreement shall be fully effective notwithstanding those provisions. Section 1542 provides:

          "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR."

I HAVE SOUGHT THE ADVICE OF COUNSEL OR HAVE HAD THE OPPORTUNITY TO REVIEW THIS WAIVER WITH COUNSEL. I UNDERSTAND AND ACKNOWLEDGE THE SIGNIFICANCE AND CONSEQUENCE OF THIS SPECIFIC WAIVER OF THE PROVISIONS OF SECTION 1542 AND HEREBY ASSUME FULL RESPONSIBILITY FOR ANY DAMAGE, LOSS, OR LIABILITY WHICH I MAY HEREAFTER INCUR BY REASON OF SUCH WAIVER.

     4. Belcor and I hereby acknowledge and agree that immediately upon and subject to payment of the Compensation Amount, the Employment Agreement shall be deemed to have been terminated and Belcor shall have no further obligations to me
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under the Employment Agreement, including any obligation to execute and issue the Warrants to me, and no such Warrants shall be deemed to have ever been issued; and I further acknowledge and agree that even if the Warrants were deemed to have been issued to me, I hereby disclaim and renounce any and all of my interests to, and any and all of my rights under, the Warrants.



                              Sincerely,


                                /s/ M. Douglas Caffey
                              --------------------------
                                   M. Douglas Caffey




AGREED TO AND ACCEPTED AS OF JUNE 26, 1996


BELCOR INC.


By:   /s/ Donald Leibsker
    -------------------------
     Donald Leibsker,
     Chairmen of the Board